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                                                            EXHIBIT 10.3

                           TIME BROKERAGE AGREEMENT
                           ------------------------

     This Time Brokerage Agreement ("Agreement") is made and entered into as of this ________ day of April, 1997, by and between POWER SURGE, INC., a Delaware corporation (the "Licensee") and ALTA CALIFORNIA BROADCASTING, INC., a California corporation ("Programmer").

                                R E C I T A L S
                                ---------------

     WHEREAS, Licensee is the licensee of radio broadcast stations KNRO(AM), Redding, California and KARZ(FM), Burney, California (each a "Station" and collectively the "Stations");

     WHEREAS, Programmer desires, in conformity with the rules and policies of the Federal Communications Commission ("FCC") and this Agreement, to produce and present radio programming over the Stations; and

     WHEREAS, Licensee desires to accept the programming produced by Programmer and to make broadcasting time on the Stations available to Programmer on terms and conditions which conform to FCC rules and policies and to this Agreement;

     NOW, THEREFORE, in consideration of the above recitals and mutual promises and covenants contained herein, the parties, intending to be legally bound, agree as follows:

                                  SECTION 1.

                          SALE OF STATIONS' AIR TIME
                          --------------------------
     1.1. SCOPE.

          Beginning April 1, 1997 ("Commencement Date"), Licensee shall make available to Programmer substantially all the Stations' air time, as set forth in this Agreement, for broadcast of programming produced by Programmer. Programmer shall provide entertainment programming of its selection, together with commercial matter, news, public service announcements, and other suitable programming for broadcast on the Stations. Licensee may set aside such time as it may require (up to eight hours per week on the Stations) during the hours of midnight to 6 a.m. Monday through Saturday and midnight to 9 a.m. Sunday, for the broadcast of its own regularly scheduled news, public affairs, and other programming.

     1.2. TERM.

          This Agreement shall commence on the Commencement Date and, unless earlier terminated pursuant to Section 6.1 of this Agreement, shall expire one
(1) year from the Commencement Date.

     1.3. CONSIDERATION.

          Programmer shall pay Licensee a monthly fee (the "Monthly Fee") each month during the term of this Agreement of Five Thousand Dollars ($5,000).

     1.4. CERTIFICATIONS.

          Pursuant to Section 73.3555(a)(3)(ii) of the FCC's rules, Licensee certifies that it maintains ultimate control over the Stations' facilities, including specifically control over station finances, personnel and programming, and Programmer certifies this Agreement complies with the provision of Section 73.3555(a) of the FCC's rules.

                                  SECTION 2.

                                   OPERATION

     2.1. LICENSEE'S RESPONSIBILITIES AND OPERATIONAL EXPENSES.

          (a)  EXPENSES.

               Licensee shall be responsible for, and pay in a timely manner, all costs of operating the Stations, including, but not limited to, music license fees (i.e., ASCAP, BMI and SESAC), production music license fees and software license fees, utilities, tower rent, and reasonable maintenance costs for the Stations' transmitters and antenna systems and their main studios ("Operating Expenses"); provided, however, no payroll or related expenses with respect to any employee of Programmer (as provided in Section 2.1(c) hereof) shall be considered an "Operating Expense."

          (b)  REGULATORY COMPLIANCE.

               Licensee shall be responsible for the Stations' compliance with all applicable provisions of the Communications Act of 1934, as amended, the rules and policies of the FCC and all other applicable laws, including, without limitation, laws relating to equal employment opportunity, human exposure to radiofrequency radiation, and the safety of air navigation. Licensee shall at all times be solely responsible for meeting all of the Commission's requirements with respect to public service programming, for maintaining the political and public inspection files and the Stations' logs, and for the preparation of issues/programs lists; provided, however, that Programmer shall use its best efforts to assist Licensee in complying with such requirements, to the extent reasonably requested by Licensee. Licensee shall, on a regular basis, assess the needs of its community and address those needs in connection with the preparation of its public affairs programming. Licensee shall also record those needs and place the issue/programs list in Stations' public inspection files. Further, promptly upon Licensee's request, Programmer shall provide Licensee with all information reasonably available to Programmer with respect to Programmer's programs which are responsive to public needs and interests so as to assist Licensee in the preparation of required programming in the satisfaction of its community service needs. Programmer shall also provide upon Licensee's reasonable request such other information necessary to enable Licensee to prepare any other records and reports required by the FCC and local, state or other federal governmental authorities.

          (c)  LICENSEE PERSONNEL.

               Licensee shall employ, at minimum, its own general manager, who shall be responsible for overseeing the operation and programming of the respective Stations, and its own chief operator, who shall be responsible for the Stations' compliance with all engineering requirements. Such general manager shall report solely to and be accountable solely to Licensee.
Licensee shall be responsible for the salaries, taxes, insurance, and related costs of all personnel employed by Licensee, and such costs shall be expressly included in the Operating Expenses for which Seller shall be responsible, pursuant to Section 2.1(a) hereof.

          (d)  STUDIOS.

               To facilitate the production of Programs for Stations, Licensee shall permit Programmer and its employees to utilize such space and such equipment and furnishings at Stations' studios and offices as it may reasonably request; provided that all such activity shall be conducted by Programmer under the full supervision and authority of Licensee's General Manager. The main studio shall be adequate to accommodate program origination facilities, the Stations' general manager and such other employees of Licensee who are necessary for the operation of the Stations in accordance with FCC rules and policies, including, without limitation, the FCC's main studio rule.

          (e)  FCC LICENSES.

               Licensee shall maintain all authorizations required for the operation of the Stations in full force and effect during the term of this Agreement, unimpaired by any acts or omissions of Licensee.

          (f)  LICENSEE ASSETS.

               During the term of this Agreement, Licensee shall not sell, or otherwise dispose of, any of the assets used for the operation of the Stations if such action would adversely affect Licensee's performance hereunder or the business and operations of Programmer permitted hereby. Programmer shall have access to the main studio 24 hours a day every day of the year. Licensee shall cooperate with Programmer, at Programmer's expense, in making such arrangements as Programmer shall reasonably request to deliver Programmer's programming from any remote location to the Stations' transmitter sites.

     2.2. PROGRAMMER'S RESPONSIBILITIES.

          Programmer shall employ and be responsible for the salaries, taxes, insurance, and related costs for all personnel used in the production of the programs supplied to the Stations hereunder, and all other costs incurred by Programmer for the production of such programs. Programmer shall be responsible for any expenses incurred in the origination and/or delivery of programming from any remote location to the Stations' transmitter sites, and for any publicity or promotional expenses incurred by Programmer. Programmer shall use due care in the use of any equipment or other property of Licensee. Programmer shall reimburse Licensee for any damage (normal wear and tear excepted) to Licensee's equipment or other property caused by Programmer or any employee, contractor, agent or guest of Programmer. Such reimbursement shall be made within five (5) business days of Licensee's written notice to Programmer of the cost of such damage. In lieu of reimbursement, Programmer, at its entire expense, may repair or replace the damaged property within five
(5) business days of Licensee's above-referenced written notice. Such repair or replacement shall be subject to the approval of Licensee, which approval shall not be unreasonably withheld.

     2.3. ANCILLARY BROADCAST RIGHTS AND MISCELLANEOUS INCOME.

          Licensee shall reserve the right to transmit, or permit third parties to transmit, over the Stations' subcarriers. Licensee shall be entitled to all revenues generated by such subcarrier transmissions and from all other income generated by the Stations or their facilities other than the sale of air time during Programmer's programming, including income for lease of space on the Stations' transmission towers.

     2.4. ADVERTISING AND PROGRAMMING.

          Programmer shall be entitled to all revenue from the sale of advertising or programming broadcast on the Stations on or after Commencement Date, except for revenues from advertising or program time sold by Licensee for broadcast during the hours reserved for Licensee's programming. Effective as of the Commencement Date, Programmer shall assume all obligations of Licensee under any contract for the broadcast of advertising or programming over the Stations entered into on or before the Commencement Date.

     2.5. LICENSEE'S LIABILITIES.

          Programmer shall not assume any of Licensee's liabilities, including without limitation any liability under any single or multi-employer "employee pension benefit plan" as defined in ERISA or for taxes.

     2.6. POLITICAL TIME.

          At least ninety (90) days before the start of any primary or general election campaign, Programmer shall clear with Licensee the rates to be charged political candidates for public office to be sure that the rate is in conformance with applicable law and policy. Programmer shall provide Licensee with access to all its books and records regarding the pricing of advertising sold on any of the Stations in order to confirm that the political rate is correct. Within twenty-four (24) hours of any request to purchase time on any of the Stations on behalf of a candidate for public office or to support or urge defeat of an issue on an election ballot, Programmer shall report the request, and its disposition, to Licensee so that appropriate records can be placed in the public inspection file for the Stations. In the event that Programmer fails to provide adequate broadcast time for the broadcast of programming or advertising by political candidates, Licensee shall have the right to preempt Programmer programming to make time available to these political candidates.

     2.7. LICENSEE'S ACCOUNTS RECEIVABLE.

          On the Commencement Date, Licensee shall assign to Programmer for purposes of collection only, all of the Licensee's accounts receivable. Programmer shall use such efforts as are reasonable and in the ordinary course of business to collect the accounts receivable for a period of one hundred twenty (120) days following the Commencement Date (the "Collection Period"). This obligation, however, shall not extend to the institution of litigation, employment of counsel, or any other extraordinary means of collection. All payments received by Programmer during the Collection Period from any person or entity obligated with respect to any of the accounts receivable shall be applied first to Licensee's account and only after full satisfaction thereof to Programmer's account; provided, however, that if during the Collection Period any account debtor contests in writing the validity of its obligation with respect to any account receivable, then Programmer shall return that account receivable to Licensee after which Licensee shall be solely responsible for the collection thereof. Within ten (10) days after the end of each calendar month during the Collection Period (or if such day is a weekend or holiday, on the next business day), Programmer shall furnish Licensee with a list of the Accounts Receivable collected during such month accompanied by a payment equal to the amount of such collections, less any salesperson's, agency and representative commissions applicable thereto that are deducted and paid by Programmer from the proceeds of such collections.

     3.   PRORATIONS.

          3.1. APPORTIONMENT OF INCOME AND EXPENSE.

               Licensee shall be entitled to all income attributable to, and shall be responsible for all expenses arising out of the operation of the Stations until 12:01 a.m. on the Commencement Date. Programmer shall be entitled to all income attributable to, and shall be responsible for all expenses arising out of, the operation of the Stations after 12:01 a.m. on the Commencement Date. All overlapping items of income or expense shall be prorated or reimbursed, as the case may be, as of 12:01 a.m. on the Commencement Date.

          3.2. EMPLOYEE COMPENSATION.

               Licensee shall pay all compensation owed to its employees up to and including the Commencement Date. Programmer may, after the Commencement Date, employ those of Licensee's employees as Programmer may elect on terms and conditions determined by Programmer in Programmer's sole discretion.

                                  SECTION 4.

                          COMPLIANCE WITH REGULATIONS

     4.1. LICENSEE'S AUTHORITY.

          Nothing in this Agreement shall abrogate the unrestricted authority of the Licensee to discharge its obligations to the public and to comply with the law, including the rules and policies of the FCC. Without limiting the generality of the foregoing, Programmer recognizes that Licensee will have certain obligations to broadcast programming which covers issues of public importance in the service areas of Stations. The parties intend that Licensee will use a substantial portion of the air time reserved to it under Section
1.1 above to satisfy its programming obligations.

     4.2. STATION IDENTIFICATION ANNOUNCEMENTS/EAS TESTS/DUTY OPERATORS.

          During all hours when Programmer is delivering the programming for broadcast over the Stations, Programmer shall include in its programming, at the appropriate times, the hourly station identification announcements required to be broadcast over the Stations. During all hours when the Stations are in operation, Programmer shall provide and compensate a duty operator for the Stations who shall be subject to the supervision and direction of the Licensee. Additionally, during all hours when Programmer's programming is being broadcast over the Stations, Programmer shall take all steps necessary to comply with the FCC rules concerning the Emergency Alert System ("EAS"), and if an EAS test or alert is received Programmer shall cause the appropriate EAS test or alert message to be transmitted over the Stations and shall, in the event of an actual activation of the EAS, cause all steps that the Stations are required to take in such an event to be taken, and shall be responsible for assuring that the receipt and broadcast of all EAS tests and alerts are properly recorded in the station log.

     4.3. ADDITIONAL LICENSEE OBLIGATIONS.

          Licensee retains the right to cut into Programmer's programming in case of an emergency, although both parties shall cooperate in the broadcast of emergency information over the Stations. Licensee shall coordinate with Programmer the Stations' hourly station identification announcements so that such announcements are aired in accord with FCC rules. In addition, Licensee and Programmer shall coordinate the broadcast of such sponsorship identification announcements as are necessary and appropriate concerning the programming supplied by Programmer hereunder. Licensee shall maintain main studios within the principal community contours of the Stations and shall also maintain the Stations' local public files in their communities of license.

     4.4. REGULATORY CHANGES.

          In the event of any order or decree of an administrative agency or court of competent jurisdiction, including without limitation any material change or clarification in FCC rules, policies, or precedent, that would cause this Agreement to be invalid or violate any applicable law, and such order or decree has become effective and has not yet been stayed, the parties will use their respective best efforts and negotiate in good faith to modify this Agreement to the minimum extent necessary so as to comply with such order or decree without material economic detriment to either party, and this Agreement, as so modified, shall then continue in full force and effect.

                                  SECTION 5.

                             STATIONS' BROADCASTS

     5.1. STATIONS' BROADCAST GUIDELINES.

          Licensee has adopted and will enforce certain guidelines ("Guidelines"), a copy of which appears as Attachment A hereto. Programmer agrees and covenants to comply in all material respects with the Guidelines and to all rules and policies of the FCC with respect to the programming supplied to the Stations by Programmer.

     5.2. LICENSEE CONTROL OF PROGRAMMING.

          Programmer recognizes that the Licensee has full authority to control the operation of the Stations. The parties agree that Licensee's authority includes, but is not limited to, the right to reject or refuse such portions of Programmer's programming which Licensee reasonably believes to be contrary to the public interest; provided, however, that Licensee shall use its best efforts to give Programmer prior notice of Licensee's objection to Programmer's proposed programming, including the basis for such objection, and a reasonable opportunity to substitute acceptable programming.

     5.3. PREEMPTION OF PROGRAMMING.

          Programmer may elect to terminate this Agreement at any time during the term hereof in the event that Licensee preempts Programmer's programs during ten percent (10%) or more of the total hours of operation of the Stations during any calendar month. In the event Programmer elects to terminate this Agreement pursuant to this provision, it shall give Licensee notice of such election at least thirty (30) days prior to the termination date.

     5.4. INTERRUPTION OF NORMAL OPERATIONS.

          Programmer shall notify Licensee if either of the following (a "Specified Event") shall occur: (i) the regular broadcast transmissions of a Station in the normal and usual manner are interrupted or discontinued (except for regular maintenance pursuant to Section 4.4); or (ii) a Station is operated at less than its authorized antenna height above average terrain or at less than ninety percent (90%) of its authorized effective radiated power. If Specified Events persist for more than seventy-two (72) hours (or, in the event of force majeure or utility failure affecting generally the market served by the Stations, ninety-six (96) hours), whether or not consecutive, during any period of thirty (30) consecutive days, then Programmer may, at its option, terminate this Agreement by written notice given to Licensee not more than ten (10) days after the expiration of such thirty (30) day period, provided, however, that if Licensee is making good faith efforts to correct promptly such Specified Event, Programmer may not terminate this Agreement if the Specified Event is corrected to the reasonable satisfaction of Programmer within forty (40) days after the expiration of the thirty (30) day period noted above. In the event of termination of this Agreement by Programmer pursuant to this Section, the parties shall be released and discharged from any further obligation hereunder.

                                  SECTION 6.

                                  TERMINATION

     6.1. CIRCUMSTANCES PERMITTING TERMINATION.

          In addition to other remedies available at law or equity, this Agreement may be terminated as set forth below by either Licensee or Programmer by written notice to the other, if the party seeking to terminate is not then in material default or breach hereof, upon the occurrence of any of the following:

          (a) This Agreement is declared invalid or illegal in whole or substantial part by an order or decree of an administrative agency or court of competent jurisdiction, if such order or decree has gone into effect and has not been stayed, and if the parties are unable, after negotiating in good faith pursuant to Section 4.5 for a period of at least thirty (30) days, to modify this Agreement to comply with applicable law.

          (b) The other party is in material breach of its obligations hereunder and has failed to cure such breach within ten (10) days after receiving written notice thereof from the non-breaching party; provided, however, that if the breach is one that cannot be cured with reasonable diligence within ten (10) days, but could be cured within an additional thirty
(30) days and the breaching party is diligently attempting to cure the breach, then the non-breaching party may not terminate this Agreement on account of such breach until such additional thirty (30) day period has elapsed without a cure; and provided further that with respect to the interruption of normal operations, Section 5.4. shall apply and not this Section 6.1(b).

          (c)  As provided in Sections 5.3. and 5.4.

          (d)  The mutual consent of both parties.

     6.2. LIABILITIES UPON TERMINATION.

          Upon any termination of this Agreement, Licensee shall cooperate reasonably with Programmer to the extent permitted to enable Programmer to fulfill advertising or other programming contracts then outstanding upon termination of this Agreement; provided, however, that Licensee shall receive as compensation for the carriage of such advertising and programming the net amounts which otherwise would have been received by Programmer hereunder (payments to Programmer minus commissions, agency fees, station rep fees and the like). Thereafter, neither party shall have any liability to the other except as provided by this Agreement and the Asset Purchase Agreement.

                                  SECTION 7.

                                INDEMNIFICATION

     7.1. PROGRAMMER'S INDEMNIFICATION.

          Programmer shall indemnify, defend, and hold harmless Licensee from and against any and all claims, losses, costs, liabilities, damages, FCC forfeitures, and expenses (including reasonable legal fees and other expenses incidental thereto) or every kind, nature, and description, arising out of (i) Programmer's broadcasts under this Agreement; (ii) Programmer's use of Licensee's equipment or other property; (iii) any misrepresentation or breach of any warranty of Programmer contained in this Agreement; and (iv) any breach of any covenant, agreement, or obligation of Programmer contained in this Agreement.

     7.2. LICENSEE'S INDEMNIFICATION.

          Licensee shall indemnify, defend, and hold harmless Programmer from and against any and all claims, losses, costs, liabilities, damages, FCC forfeitures, and expenses (including reasonable legal fees and other expenses incidental thereto) of every kind, nature and description, arising out of (i) Licensee's broadcasts under this Agreement; (ii) any misrepresentation or breach of any warranty of Licensee contained in this Agreement; and (iii) any breach of any covenant, agreement or obligation of Licensee contained in this Agreement.

     7.3. PROCEDURE FOR INDEMNIFICATION.

          The party seeking indemnification under this Section ("Indemnitee") shall give the party from whom it seeks indemnification ("Indemnitor") prompt notice, pursuant to Section 8.6, of the assertion of any such claim, provided, however, that the failure to give notice of a claim within a reasonable time shall only relieve the Indemnitor of liability to the extent it is materially prejudiced thereby. Promptly after receipt of written notice, as provided herein, of a claim by a person or entity not a party to this Agreement, the Indemnitor shall assume the defense of such claim.

     7.4. DISPUTE OVER INDEMNIFICATION.

          If upon presentation of a claim for indemnity hereunder, the Indemnitor does not agree that all, or part, of such claim is subject to the indemnification obligations imposed upon it pursuant to this Agreement, it shall promptly so notify the Indemnitee. Thereupon, the parties shall attempt to resolve their dispute, including where appropriate, reaching an agreement as to that portion of the claim, if any, which both concede is subject to indemnification. To the extent that the parties are unable to reach some compromise, the parties agree to submit the matter for binding arbitration pursuant to the rules and procedures of the American Arbitration Association and to share equally in the costs of such arbitration.

                                  SECTION 8.

                                 MISCELLANEOUS

     8.1. ASSIGNMENT.

          Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, such consent not to be unreasonably withheld.

     8.2. COUNTERPARTS.

          This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

     8.3. ENTIRE AGREEMENT.

          This Agreement and the Attachments hereto embody the entire agreement and understanding of the parties and supersede any and all prior agreements, arrangements, and understandings relating to the matters provided for herein. No amendment, waiver of compliance with any provision or conditions hereof, or consent pursuant to this Agreement, will be effective unless evidenced by an instrument in writing signed by the party to be charged therewith.

     8.4. HEADINGS.

          The headings are for convenience only and will not control or affect the meaning or construction of the provisions of this Agreement.

     8.5. GOVERNING LAW.

          The obligations of Licensee and Programmer are subject to applicable federal, state and local law, rules and regulations, including, but not limited to, the Communications Act of 1934, as amended (the "Act"), and the rules and regulations of the FCC. The construction and performance of the Agreement will be governed by the laws of the State of California except for the choice of law rules used in that jurisdiction.

     8.6. NOTICES.

          All notices, requests, demands, and other communications pertaining to this Agreement shall be in writing and shall be deemed duly given when delivered personally or mailed by certified mail, return receipt requested, postage prepaid, or by an overnight carrier that provides a written confirmation of delivery, addressed as follows:

               (a)  If to Licensee:

                    POWER SURGE, INC.
                    P.O. Box 3458
                    Carefree, AZ  85377

               (b)  If to Programmer:

                    ALTA CALIFORNIA BROADCASTING, INC.
                    P.O. Box 3463
                    Carefree, AZ  85377

     Any party may change its address for notices by written notice to the other given pursuant to this Section.

     8.7. ATTORNEYS' FEES.

          If any party initiates any litigation against another involving this Agreement, the prevailing party in such action shall be entitled to receive reimbursement from such other party for all reasonable attorneys' fees and other costs and expenses incurred by the prevailing party in respect of that litigation, including any appeal, and such reimbursement may be included in the judgment or final order issued in that proceeding.

     8.8. VENUE.

          Any litigation seeking to enforce any provision of, or based on any right arising out of this Agreement shall be brought either in a court of the State of California or in the United States District Court serving Redding, California if it has or can acquire jurisdiction. The parties agree that those courts shall be the exclusive forums for all such actions, and hereby waive any objection to venue in those courts based on the doctrine of forum non conveniens or otherwise.

     8.9. LICENSEE'S REPRESENTATIONS, WARRANTIES AND COVENANTS.

          Licensee hereby further represent, warrant and covenant:

          (a)  AUTHORIZATIONS.

               Licensee owns and holds all licenses and other permits and authorizations necessary for the operation of the Stations as presently conducted (including licenses, permits and authorizations issued by the FCC) ("Operating Authorizations"). There is not now pending or, to Licensee's knowledge, threatened any action by the Commission or other party to revoke, cancel, suspend, refuse to renew or materially and adversely modify any of such Operating Authorizations and, to Licensee's knowledge, no event has occurred which allows or, after notice or lapse of time or both, would allow, the revocation or termination of such Operating Authorizations or the imposition of any restrictions thereon of such a nature that may limit in any material respect the operation of the Stations as presently conducted. To the best of its knowledge, Licensee is not in violation in any material respect of any statute, ordinance, rule, regulation, policy, order or decree of any federal, state, local or foreign government entity, court or authority having jurisdiction over them or their operations or assets, which would have a material adverse effect on Licensee or on its ability to perform this Agreement.

          (b)  FILINGS.

               All reports and applications required to be filed with the FCC (including ownership reports and renewal applications) or any other governmen-tal entity, department or body in respect of the Stations have been, and in the future will be, filed by Licensee in a timely manner and are and will be true and complete in all material respects. All such reports and documents, to the extent required to be kept in the public inspection files of the Stations, are and will be kept in such files.

          (c)  FACILITIES.

               The Stations' operating equipment will be maintained and will comply in all material respects with the maximum facilities permitted by the Operating Authorizations and will be maintained, in all material respects, in accordance with good engineering standards necessary to deliver a high quality technical signal to the areas served by the Stations and, in all material respects, with all applicable laws and regulations (including the requirements of the Act and the rules, regulations, policies and procedures of the FCC promulgated thereunder).

          (d)  RETENTION OF PROPERTY.

               Licensee will not dispose of, transfer, assign or pledge any asset, except with the prior written consent of Programmer, if such action would affect materially and adversely Licensee's performance hereunder or the business and operations of Programmer permitted hereby.

          (e)  INSURANCE.

               Licensee will maintain in full force and effect throughout the term of this Agreement insurance with responsible and reputable insurance companies or associations covering such risks (including fire, and other risks insured against by extended coverage, public liability insurance, insurance for claims against personal injury or death or property damage, and such other insurance as may be required by law and as is customary and usual in the broadcast industry) and in such amounts and on such terms as is conventionally carried by broadcasters operating radio stations with facilities comparable to those of the Stations. Any insurance proceeds received by Licensee in respect of damaged property will be used to repair or replace such property so that the operation of Stations conforms with this Agreement.

     8.10. NO PARTNERSHIP OR JOINT VENTURE CREATED.

           Nothing in this Agreement shall be construed or interpreted to make Licensee and Programmer partners or joint venturers, or to make one an agent or representative of the other, or to afford any rights to any third party other than as expressly provided herein. Neither Programmer nor Licensee is authorized to bind the other to any contract, agreement or understanding. Programmer and Licensee acknowledge that call letters, trademarks and other intellectual property shall at all times remain the property of the respective parties, and that no party shall obtain any ownership interest in any other party's intellectual property by virtue of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Time Brokerage Agreement on the day and year first written above.

PROGRAMMER:                             LICENSEE:

ALTA CALIFORNIA BROADCASTING, INC.      POWER SURGE, INC.



By: ____________________________        By: _____________________________
     Don Griffin, Chief Operating            John C. Power, President
     Officer

                                                                  Attachment A

                        PROGRAM AND OPERATING STANDARDS
                        -------------------------------

     Licensee and Programmer shall cooperate in the broadcasting of programs of the highest possible standard of excellence. Without limiting the generality of the foregoing, they shall observe the following policies in the preparation, writing and production of their own (non-syndicated or network) programs:

1. RESPECTFUL OF FAITHS. The subject of religion and references to particular faiths and tenets shall be treated with respect at all times.

2. CONTROVERSIAL ISSUES. Programmer shall exercise care to ensure that, during any discussion of controversial issues of public importance, no attacks on the honesty, integrity or like personal qualities of any person or group of persons shall be made. During the course of political campaigns, Stations programs (other than public forum or talk features) are not to be used as a forum for editorializing about individual candidates without the express permission of Licensee. If such events occur, Licensee may require that responsive programming be aired. In the event that a statute, regulation or policy is adopted that requires the airing of responsive programming, Programmer shall comply with such statute, regulation or policy, and shall provide such responsive programming.

3. DONATION SOLICITATION. Requests for donations in the form of a specific amount shall not be made if there is any suggestion that such donation will result in miracles, physical cures or life-long prosperity.
     However, statements generally requesting donations to support a broadcast or Church are permitted.

4. TREATMENT OF PARAPSYCHOLOGY. The advertising or promotion of fortune-telling, occultism, astrology, phrenology, palm reading or numerology, mind-reading, character readings or subject of the like nature shall not be broadcast.

5. NO MINISTERIAL SOLICITATIONS. No invitations by a minister or other individual appearing on the program to have listeners come and visit him or her for consultation or the like shall be made if such invitation alleges that the listeners will necessarily receive monetary gain or total physical cures for illness as the result of a payment made in the course of such visit.

6. NO VENDING OF MIRACLES. Any exhortation to listeners to bring money to a Church affair or service is prohibited if the exhortation, affair or service contains any suggestion that miracles, total physical cures or life-long prosperity will result.

7. NO ENRICHMENT SOLICITATION. Any invitation to listeners to meet at places other than a Church and/or to attend other than regular services of a Church is prohibited if the invitation, meeting or service contains any claim that life-long prosperity will result.

8. SALE OF RELIGIOUS ARTIFACTS. The offering for sale of religious artifacts or other items for which listeners would send money is prohibited unless such items are normally available in ordinary commerce or are clearly being sold for proper fund-raising purposes.

9. LOTTERIES. Announcements giving any information about lotteries or games prohibited by federal or state law or regulation are prohibited.

10. NO "DREAM BOOKS". References to "dream books," the "straight line" or other direct or indirect descriptions or solicitations relative to the "numbers game," or the "policy game," or any other form of gambling are prohibited.

11. NO NUMBERS GAMES. References to chapter and verse paragraphs, paragraphs numbers or song numbers, which involve three digits should be avoided and, when used, must reasonably relate to a non-gambling activity.

12. COMMERCIAL LIMITATIONS. With respect to any given segment of air time hereunder, the amount of commercial matter shall not normally exceed sixteen (16) minutes during any sixty (60) minute segment, except during political broadcast period when eighteen (18) minutes shall not normally be exceeded. Programmer shall provide to Licensee a list of all commercial announcements during its programming.

13. REQUIRED ANNOUNCEMENTS. Programmer shall broadcast (i) an announcement in form satisfactory to Licensee at the beginning of each hour to identify the Stations, (ii) an announcement at the beginning of each broadcast day or appropriate broadcast period to indicate that program time has been purchased by Programmer, and (iii) any other announcement that may be required by law, regulation or Station policy.

14. NO ILLEGAL ANNOUNCEMENTS. No announcement or promotion prohibited by federal or state law or regulation of any lottery or game shall be made over the Stations.

15. LICENSEE DISCRETION PARAMOUNT. In accordance with Licensee's responsibility under the Communications Act of 1934, as amended, and the Rules and Regulations of the Federal Communications Commission, Licensee reserves the right to reject or terminate any advertising or programming being presented over the Stations which is in conflict with Station policy or which in Licensee's sole but reasonable judgment would not serve the public interest.

16. PROGRAMMING PROHIBITIONS. Programmer shall not knowingly broadcast any of the following programs or announcements:

     (a) FALSE CLAIMS. False or unwarranted claims for any product or service.

     (b) OBSCENITY. Any programs or announcements that are obscene either in theme or treatment.

     (c) DESCRIPTIONS OF BODILY FUNCTIONS. Any continuity which describes in a repellent manner bodily functions.

     The parties may jointly waive any of the foregoing policies in specific instances if, in the opinion of both Licensee and Programmer, good broadcasting in the public interest is served.

     In any cases where obvious questions of policy or interpretation arise, Programmer shall attempt in good faith to submit the same to Licensee for decision before making any commitments in connection therewith, and Licensee shall use its best efforts to reach a timely decision taking into due consideration the business objectives of Programmer.